www.entremed.com

FOR IMMEDIATE RELEASE:

ENTREMED REPORTS FIRST QUARTER 2014

FINANCIAL RESULTS

ROCKVILLE, Md. (May 15, 2014) – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and other diseases, today reported financial results for the three months ended March 31, 2014.

The Company reported a net loss for the first quarter of 2014 of ($1.5 million), or ($0.05) per share, compared with a net loss of ($1.1 million), or ($0.05) per share, for the same period last year. The increase in the net loss for the 2014 period is primarily due to higher costs associated with the Company’s research and development operations in China, as well as additional costs related to corporate business development initiatives in 2014.

As of March 31, 2014, EntreMed had cash and cash equivalents of $14.2 million.

Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented, “Our research and development expenses for the first quarter increased over the prior year due to the growth of our China operations including personnel and other clinical development costs of ENMD-2076 in China. Our general and administrative expenses for the first quarter increased over the prior year due to an increase in business development and investor relations activities, in addition to an increase in non-cash stock based compensation expense. As we continue to execute our clinical development plan, we expect operating expenses to increase in 2014 compared with 2013.”

Dr. Ken Ren, Chief Executive Officer, commented, “We are pleased with our progress with ENMD-2076 as we continue enrollment in our Phase 2 trials in triple-negative breast cancer, advanced/soft tissue sarcoma and advanced clear cell ovarian carcinoma. As we continue to advance ENMD-2076 as our lead program, we will continue to implement our business development strategy to acquire additional drug candidates to expand our pipeline. We remain on track with our plans and finances.”

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases, which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers including ovarian, breast, liver, renal and sarcoma, as well as in leukemia and multiple myeloma. EntreMed is completing a Phase 2 trial of ENMD-2076 in ovarian cancer. In addition, EntreMed is conducting a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer, a Phase 2 study in advanced/metastatic soft tissue sarcoma and a Phase 2 study in advanced ovarian clear cell carcinomas. ENMD-2076 has received orphan drug designation from the U.S. FDA for the treatment of ovarian cancer, multiple myeloma and acute myeloid leukemia.

EntreMed, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About EntreMed

EntreMed is a clinical-stage pharmaceutical company employing a drug-development strategy that leverages resources in both North America and in China to develop therapeutics for the treatment of cancer and other diseases. Its lead compound is ENMD-2076, a selective angiogenic kinase inhibitor that has completed several Phase 1 studies in solid tumors, multiple myeloma and leukemia, and is completing a multicenter Phase 2 study in ovarian cancer. EntreMed is conducting a Phase 2 study of ENMD-2076 in triple-negative breast cancer, a Phase 2 study of ENMD-2076 in advanced/metastatic soft tissue sarcoma and a Phase 2 study of ENMD-2076 in advanced ovarian clear cell carcinomas. The Company is headquartered in Rockville, Maryland and has a wholly owned subsidiary in Beijing, China. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility in the market price of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

COMPANY CONTACT:

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

INVESTOR CONTACT:

LHA

Kim Sutton Golodetz

212.838.3777

kgolodetz@lhai.com

(Financial Table Attached)

  ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended March 31,

	2014	2013
Total revenues	$-	$-

Research and development	$559,974	$506,375

General and administrative	$891,375	$629,902

Net loss	$(1,450,965)	$(1,135,887)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.05)	$(0.05)

Weighted average number of shares outstanding (basic and diluted)	27,040,429	23,357,782

Cash and cash equivalents	$14,199,485	$18,270,729

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